Exhibit 99.1
Symyx Technologies Reports First Quarter 2009 Financial Results

SUNNYVALE, Calif. -- April 29, 2009 -- Symyx Technologies, Inc. (Nasdaq: SMMX) today reported financial results for the first quarter ended March 31, 2009.

First Quarter 2009:
--  Revenue:  $33.4 million
--  GAAP loss per share:  ($0.09)
--  Non-GAAP loss per share:  ($0.03)
--  EBITDA:  $2.0 million
--  Cash and cash equivalents:  $81.8 million, a sequential increase of $15.4 million

First-quarter revenue was $33.4 million, compared with $36.9 million for the first quarter of 2008.  Symyx Software revenue increased 9% year-over-year, but was offset by lower Symyx High Productivity Research (HPR) revenue, driven principally by a substantial reduction in research service revenue from ExxonMobil and lower tools sales.

First-quarter 2009 GAAP net loss was ($3.1 million), or ($0.09) per share, compared with a net loss of ($6.8 million), or ($0.20) per share, for the comparable quarter last year. Current results reflect expense reductions from the company’s restructuring actions taken in the fourth quarter of fiscal 2008.

First-quarter 2009 non-GAAP net loss was ($0.9 million), or ($0.03) per share, compared with a non-GAAP net loss for the same period a year ago of ($5.1 million), or ($0.15) per share. First-quarter 2009 EBITDA was $2.0 million.  A reconciliation of Symyx’s non-GAAP and GAAP results is provided in the financial statements portion of this release.

Symyx ended the first-quarter of 2009 with cash and cash equivalents of $81.8 million, compared with $66.4 million at December 31, 2008, reflecting primarily cash received in the first quarter in connection with software and content renewals for 2009.  Symyx has no debt.

“Our top line results for the quarter were impacted by continued macroeconomic weakness as well as business seasonality,” said Isy Goldwasser, Symyx Technologies’ chief executive officer.  “However, we are pleased by our continued progress in gaining adoption of our Electronic Lab Notebook (ELN) enterprise platform by major pharmaceutical companies.  In addition, as part of our aggressive product development roadmap this year, we announced Symyx Notebook 6.1 and 6.2 during the quarter, supplementing existing functionality for analytical chemistry research and biology to broaden our addressable market for ELN solutions.

“We continue to focus on strengthening our HPR business to improve top- and bottom-line results.  Longer term, we believe our actions − along with a better economic environment − should enhance business unit synergies toward improved financial results,” he said.

"Despite revenue at the low end of our expectations, our non-GAAP loss per share for the first quarter was better than expected due largely to continued expense management,” said Rex Jackson, Symyx’s chief financial officer.  “We are particularly pleased with the significant reductions in our total operating expenses relative to 2008, and remain focused on improving operating margins and maintaining a solid balance sheet in line with our long-term financial goals.”

Revenue by Business Area (in thousands):

	Three Months Ended March 31,
	2009	2008	Change
Symyx Software	$21,750	$20,024	9%
Symyx HPR	11,644	16,883	-31%
Total	$33,394	$36,907	-10%

Second Quarter and Full-Year 2009 Financial Outlook
For the second quarter of 2009, Symyx forecasts revenue of $32 million to $36 million and a non-GAAP net loss per share of ($0.07) to ($0.03).  For full-year 2009, Symyx continues to forecast revenue of $145 million to $155 million and non-GAAP diluted earnings per share from breakeven to $0.10.

Non-GAAP Information
Symyx has prepared non-GAAP data applicable to the three-month periods ended March 31, 2009 and March 31, 2008 to supplement the company’s results determined under U.S. generally accepted accounting principles (GAAP).  The company uses non-GAAP financial measures in analyzing financial results because it believes they are useful to investors in evaluating Symyx’s ongoing operational performance.  These financial measures facilitate making period-to-period comparisons exclusive of the impact of certain events which might otherwise obscure the results of the company’s core business operations when compared to historical performance.  In addition, these non-GAAP financial measures enable investors to evaluate Symyx’s performance under both the GAAP and non-GAAP measures the company’s management and board of directors use to evaluate Symyx’s performance.

Symyx’s calculations of non-GAAP earnings include stock-based compensation expenses under FAS 123R, but exclude amortization of intangibles and other acquisition-related items, as well as significant non-recurring items such as impairments and restructuring expenses.  Symyx calculates EBITDA by adding to operating income or loss expenses for depreciation, excluding the same items excluded from the calculation of non-GAAP earnings, and further excluding FAS 123R expenses.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and in the accompanying exhibits to, this press release.  Non-GAAP amounts are not meant as a substitute for financial data determined under GAAP, but are included solely for informational purposes.  Symyx’s non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  Symyx’s non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Today’s Teleconference and Webcast
Symyx plans to hold a teleconference to discuss its first quarter results at 5:00 p.m. ET (2:00 p.m. PT) today.  To participate, please dial 877-795-3604 (U.S. and Canada) or 719-325-4809 (international).  A live and archived webcast of the call will also be available on the Investors section of Symyx's website at www.symyx.com.  In addition to the webcast, a phone replay will be available for two weeks after the live call by dialing 888-203-1112 (U.S. and Canada) and 719-457-0820 (international), reservation number 5354872.

About Symyx Technologies, Inc.
Symyx Technologies, Inc. (Nasdaq:SMMX) enables companies in life sciences, chemicals and energy, and consumer and industrial products industries to transform scientific R&D and achieve extraordinary breakthroughs in productivity and return on investment.  Symyx scientific information management enables scientists to design, execute, analyze, and report experimental results faster, easier, and less expensively.  Symyx microscale, parallel experimentation enables a single scientist to rapidly explore a broad experimental space and develop comprehensive data sets in days -- not weeks or months.  Symyx contract research delivers these advantages on a project basis and enables companies to increase R&D productivity, agility and flexibility.  Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at www.symyx.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of applicable securities laws under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, including statements about Symyx’s expectations relating to adoption of its ELN platform, fiscal 2009 second-quarter and full-year financial results and efforts to improve operating margins and financial results, are based upon Symyx's current expectations, and involve risks and uncertainties.  Symyx's actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (1) continued material uncertainty in domestic and global economic conditions and in international financial markets have caused, and may continue to cause, customers to delay or cancel significant capital purchases (such as tools) or software investments or otherwise to reduce their business with us; (2) in response to such uncertainty and economic conditions, Symyx may determine it is necessary to take additional measures to reduce its operating expenses, which may lead to restructuring charges and cash outlays; (3) failure to timely execute against existing contracts in order to recognize committed revenue as planned; (4) inaccurate assessment of demand for existing and new offerings or failure to close new contracts with customers as forecasted; (5) failure to transition customers to the company's Isentris platform and ELN products as quickly as estimated or to execute on software development roadmaps as planned; and (6) risks inherent in acquisitions and subsequent integration and execution efforts.  These and other risk factors are discussed under "Risk Factors" in Symyx's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission on March 13, 2009.  Symyx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements, except as the law may require.

Symyx is a registered trademark of Symyx Technologies, Inc. All rights reserved.

- Financial Statements Attached -

Contact:

Rex S. Jackson
Executive Vice President and CFO
Symyx Technologies, Inc.
(408) 773-4075
ir@symyx.com

SYMYX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenue:
Service	$16,700	$18,515
Product	2,719	4,568
License fees, content and royalties	13,975	13,824
Total revenue	33,394	36,907

Costs:
Cost of service	6,513	4,666
Cost of products sold	1,163	2,187
Cost of license fees, content and royalties	1,281	1,603
Amortization of intangible assets arising from business combinations	1,787	1,781
Total costs of revenue	10,744	10,237

Gross profit	22,650	26,670

Operating expenses:
Research and development	13,566	20,687
Sales, general and administrative	11,097	15,233
Restructuring costs	208	-
Amortization of intangible assets arising from business combinations	1,445	1,477
Total operating expenses	26,316	37,397

Loss from operations	(3,666)	(10,727)
Interest and other income (expense), net	(1,047)	(396)

Loss before income tax benefit	(4,713)	(11,123)

Income tax benefit	1,606	4,331

Net loss	$(3,107)	$(6,792)

Net loss per share - basic and diluted	$(0.09)	$(0.20)

Shares used in computing net loss per share - basic and diluted	34,044	33,542

SELECTED  CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)	(Note 1)

Cash, cash equivalents and marketable securities	$81,849	$66,415

Accounts receivable, net	$9,959	$11,993

Goodwill and other intangible assets, net	$89,077	$93,247

Total assets	$234,404	$224,514

Deferred revenue	$53,773	$30,940

Stockholders' equity	$148,789	$152,083

Note 1: The selected consolidated balance sheet information at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

SYMYX TECHNOLOGIES, INC.
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share amounts)
(preliminary unaudited)

	Three Months Ended
	March 31, 2009			March 31, 2008
	Operating Loss	Net Loss	Net Loss Per Share	Operating Loss	Net Loss	Net Loss Per Share

GAAP results	$(3,666)	$(3,107)	$(0.09)	$(10,727)	$(6,792)	$(0.20)

Adjustments
Restructuring costs	208	208		-	-
Impairment of goodwill and long-lived assets
Amortization of intangible assets arising from business combinations	3,232	3,232		3,258	3,258
Valuation allowance for deferred tax assets		360			-
Tax effect of non-GAAP adjustments above		(1,572)			(1,599)
Non-GAAP adjustments, net of tax	3,440	2,228	0.06	3,258	1,659	0.05
Non-GAAP results	$(226)	$(879)	$(0.03)	$(7,469)	$(5,133)	$(0.15)

Shares used in computing non-GAAP net loss per share			34,044			33,542

SYMYX TECHNOLOGIES, INC.
EBITDA CALCULATION
(in thousands)
(preliminary unaudited)

	Three Months Ended
	March 31,
	2009	2008

Operating loss	$(3,666)	$(10,727)
Addback:
Restructuring costs	208	-
Depreciation and amortization	1,344	3,051
Amortization of intangible assets arising from businesss combinations	3,232	3,258
FAS 123R expenses	880	1,144
EBITDA	$1,998	$(3,274)

EBITDA as a percentage of total quarterly revenue	6%	-9%